Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Fourth Quarter and Full Fiscal Year 2025 Financial Results

Mitchel Field, NY, July 10, 2025 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three and twelve months ended April 30, 2025, of approximately $20.0 million and $69.8 million, respectively, compared to revenues of $15.6 million and $55.3 million, for the same period of fiscal year 2024, ended April 30, 2024. Operating income for the three and twelve months ended was $3.3 million and $11.7 million, respectively, compared to an operating income of $2.5 million and $5.0 million, respectively. for the same period of fiscal year 2024. Net Income from operations for the three and twelve months ended April 30, 2025 was $3.3 million or $0.34 per diluted share and $23.8 million or $2.48 per diluted share, respectively, compared to a net income from operations for the three and twelve months ended April 30, 2024 of $2.6 million or $0.28 per diluted share and $5.6 million or $0.59 per diluted share, respectively.

FEI President and CEO, Tom McClelland commented, “The fourth quarter of fiscal year 2025 was another excellent financial quarter, for the Company. In fact, the fourth quarter was the highest revenue quarter for the company in the past twenty-five years! Margins and operating income were historically high also, resulting in excellent results for the fiscal year. We have demonstrated strong growth over the past several years, and I believe the growth potential for our company is expanding even further. That being said, it must be recognized that the recently ended quarter benefitted from strong execution that allowed the company to produce revenue and profit on several programs in FY25 that were originally scheduled to start in FY25 and continue in FY26 and beyond. I am very proud of this performance by a clearly dedicated and committed FEI workforce; however, while the trend is very much an upward one, it is unreasonable to expect every quarter in the near-term to replicate this performance, though in the medium and longer term I am confident it is where we are headed.”

“The recently passed US budget legislation clearly shows the strong administration commitment to space and defense we have been anticipating, however it is also clear that this administration is re-thinking the overall space architecture and the procurement process to achieve it. We have already seen this in the form of several re-directed proposal efforts. FEI has anticipated this, and is well prepared for it. While the impact on our business in the short term is somewhat unpredictable, we believe the medium to longer term trends are even more positive than we previously believed.”

“To maintain our position, and stay competitive, FEI is continuing to invest internal funds, in a very targeted fashion, to create products which can be incorporated into space and other defense applications with little or no customization; in order to support much faster execution and realization of needed capabilities in space. Our targeted allocation of internal R&D funds is supplemented by external funding, especially for quantum sensor applications. Examples are our on-going compact very high-performance rubidium atomic clock (TuRbo), NV Diamond magnetometer, and Rydberg sensor development activities.”

“As I have said previously, FEI is well positioned to succeed in the growing quantum sensor market based on our expertise in atomic clocks. Quantum sensing is a very real and exciting growth opportunity for FEI and we look forward to sharing more developments this fiscal year, including at our Second Annual Quantum Sensing Summit, to be held in New York City on October 29-30. To maintain and in fact enhance our capabilities we are actively hiring scientists and engineers with expertise in this arena, and have benefited from the staff reductions and turmoil at government laboratories.”

“All and all, I am happy with our performance, vigilant regarding the changes in Washington, and very enthusiastic about our future.”

Fiscal Year 2025 Selected Financial Metrics and Other Items

-	For the three and twelve months ended April 30, 2025, revenues from satellite payloads were approximately $12.1 million, or 60%, and $40.9 million or 59%, respectively, of consolidated revenues compared to approximately $6.9 million, or 44%, and $23.2 million or 42%, respectively, for the same periods of the prior fiscal year.

-	For the three and twelve months ended April 30, 2025, revenues for non-space U.S. Government/DOD customers were approximately $7.0 million, or 35%, and $26.5 million or 38%, respectively, of consolidated revenues compared to approximately $7.9 million, or 51%, and $29.0 million, or 52%, respectively, for the same periods of the prior fiscal year.

-	For the three and twelve months ended April 30, 2025, revenues from other commercial and industrial sales accounted for approximately $0.9 million, or 4%, and $2.4 million or 3%, respectively, of consolidated revenues compared to approximately $0.8 million, or 5%, and $3.1 million, or 6%, respectively, for the same periods of the prior fiscal year.

-	Net cash used in operating activities was approximately $1.4 million in the twelve months of fiscal year 2025, compared to net cash provided by operations of $8.7 million for the same period of fiscal year 2024.

-	Backlog at April 30, 2025 was approximately $70 million compared to $78 million at April 30, 2024.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 10, 2025, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Callers should provide participant access code: 560882 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 52719). Subsequent to that, the call can be accessed via a link available on the Company’s website through October 10, 2025.

About Frequency Electronics

Frequency Electronics, Inc. (FEI) is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. FEI’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. FEI-Zyfer provides GPS and secure timing capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF and microwave products. FEI has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

www.frequencyelectronics.com

FEI’s Mission Statement: “Our mission is to transform discoveries and demonstrations made in research laboratories into practical, real-world products. We are proud of a legacy which has delivered precision time and frequency generation products, for space and other world-changing applications that are unavailable from any other source. We aim to continue that legacy while adapting our products and expertise to the needs of the future. With a relentless emphasis on excellence in everything we do, we aim, in these ways, to create value for our customers, employees, and stockholders.”

Forward-Looking Statements

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, other supply chain related issues, increasing costs for materials, operating related expenses, competitive developments, changes in manufacturing and transportation costs, the availability of capital, the outcome of any litigation and arbitration proceedings, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed on August 2, 2024 with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information:	Dr. Thomas McClelland, President and Chief Executive Officer;
Steven Bernstein, Chief Financial Officer;

Telephone: (516) 794-4500 ext.5000	WEBSITE: www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Revenues	$19,986	$15,576	$69,811	$55,274
Cost of revenues	12,493	9,295	39,714	36,691
Gross margin	7,493	6,281	30,097	18,583
Selling and administrative	2,675	2,711	12,289	10,184
Research and development	1,540	1,076	6,076	3,380
Operating income	3,278	2,494	11,732	5,019
Interest and other, net	(72)	(18)	412	445
Income before Income Taxes	3,206	2,476	12,144	5,464
Benefit provision for Income Taxes	(106)	(149)	(11,658)	(130)
Net income	$3,312	$2,625	$23,802	$5,594

Net income per share:
Basic income per share	$0.34	$0.28	$2.48	$0.59
Diluted income per share	$0.34	$0.28	$2.48	$0.59

Weighted average shares outstanding
Basic	9,675	9,502	9,608	9,431

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2025	April 30,
	(unaudited)	2024
ASSETS
Cash and cash equivalents	$4,720	$18,320
Accounts receivable, net	5,914	4,614
Contract assets	17,914	10,523
Inventories, net	23,487	23,431
Other current assets	1,071	1,233
Property, plant & equipment, net	6,188	6,438
Other assets	12,374	11,713
Deferred taxes	12,159	-
Right-of-use assets – operating leases	8,659	6,036
Restricted cash	1,365	945
	$93,851	$83,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease liability - current	$2,027	$1,640
Contract liabilities	13,454	21,639
Other current liabilities	7,949	7,517
Other long-term obligations	7,956	8,096
Operating lease liability – non-current	6,729	4,545
Stockholders’ equity	55,736	39,816
	$93,851	$83,253

4